EXHIBIT 10.1

SUMMARY OF TIVO INC. FISCAL YEAR 2012
BONUS PLAN FOR EXECUTIVE OFFICERS
Purpose:
The terms of the TiVo Inc. (the “Company”) Fiscal Year 2012 Bonus Plan for Executive Officers (the “Plan”) have been established to reward the Company's executive officers for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, bonuses will be based on the achievement of specified corporate and departmental goals at end of fiscal year 2012, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).
Determination of Fiscal Year 2012 Bonuses:
Company executive officers will be eligible to receive targeted bonus amounts to be paid in cash under the Plan. The amount of actual bonuses to be paid in cash will be based primarily on the achievement of objective and subjective Company and departmental performance goals and may be higher or lower than targeted amounts according to pre-determined formulas that will be applied by the Compensation Committee and the Board. Target cash bonuses for the Company's named executive officers under the Plan for fiscal year 2012 will be 50% of each named executive officer's base salary, other than the Company's Chief Executive Officer, whose target is 100% of his base annual salary. For all executive officers (excluding the Company's Senior Vice President, Chief Technology Officer and Chief Executive Officer), actual cash bonuses will be based fifty percent (50%) on performance against specified corporate goals, thirty percent (30%) on specified Company-wide engineering objectives, and twenty percent (20%) on performance against specified departmental goals. Upon achievement of at least three Company-wide engineering objectives (four in the case of the Company's engineering executives), each of the Company's named executive officers (including the Company's Senior Vice President, Chief Technology Officer and Chief Executive Officer) are also eligible for additional above-target amounts of up to twenty-six percent (26%) of such named executive officer's targeted bonus for achievement of additional specified engineering upside objectives relating to engineering development and service improvement projects, new product development, partner product support and efficiency initiatives (with further upside potential as a result of one engineering cost-saving goal being uncapped relative to the amount of efficiency actually achieved by the organization).
For all executive officers (excluding the Company's Chief Executive Officer), the corporate goals component of bonuses will be based on meeting specified goals with respect to the Company's financial performance including a service and technology revenue goal, Adjusted EBITDA* goal, an end of fiscal year 2012 cash balance goal, as well as a subjective measure of management's overall performance relative to the Company's FY12 strategic priorities as assessed by the Board in its discretion. For all executive officers (excluding the Company's Chief Executive Officer), the Company-wide engineering objectives relate to the delivery of current products and projects in development and future distribution deals.
The Company's Chief Executive Officer's bonus will be based on specified corporate performance goals relating to service and technology revenue goal, Adjusted EBITDA* goal, and an end of fiscal year 2012 cash balance goal, the Board's subjective measure of the Company's progress with respect to existing intellectual property litigations and overall Company performance, as well as milestone achievements related to the delivery and launch of specified products and engineering projects.
The Company's Senior Vice President, Chief Technology Officer's bonus will be based twenty-five percent (25%) on the corporate goals specified above, twenty-five percent (25%) on the specified Company-wide engineering objectives referenced above, and fifty percent (50%) research and development project milestones.
In addition to the above amounts, certain of the Company's named executive officers are eligible for additional above-target payouts for performance against specified individual goals. The Company's Senior Vice President, General Manager of Products and Revenue, is eligible for an additional ten percent (10%) of his target bonus in connection with the achievement of a specified product-performance related goal.
Additionally, the Company's Senior Vice President, General Counsel, and Senior Vice President, Chief Technology Officer, are eligible for up to an additional ten percent (10%) and fifteen percent (15%), respectively, of their target bonuses upon achievement of a specified litigation-related goal as well as an additional payout of 47.6% and 37.5% of their respective target bonuses for each instance of another specified litigation-related goal achieved during fiscal year 2012. Also, in the event of the Company's receipt of additional damages in the EchoStar litigation, the Company's Senior Vice President, General Counsel and Senior Vice President, Chief Technology

Officer are eligible for a payout equal to 15.9% and 12.5% respectively of their target bonuses for each specified increment of damages received by the Company above a pre-determined threshold. Furthermore, the Company's Senior Vice President, General Counsel is eligible to receive 10.8% of his target bonus for each instance of another specified litigation-related goal achieved during fiscal year 2012.
The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

*    “Adjusted EBITDA” is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense.